EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147614, 333-134814, 333-73039, 333-84071, 333-31676, 333-33118, and 333-113913 on Form S-3 and Registration Statements Nos. 333-175975, 333-155431, 333-141615, 333-126345, 333-92259, and 333-57890 on Form S-8 of our reports dated March 6, 2012, relating to the consolidated financial statements of DUSA Pharmaceuticals, Inc., and the effectiveness of DUSA Pharmaceuticals, Inc. internal control over financial reporting appearing in this Annual Report on Form 10-K of DUSA Pharmaceuticals, Inc. for the year ended December 31, 2011.

/s/    Deloitte & Touche LLP

Boston, Massachusetts

March 6, 2012